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                                                                  Exhibit 10 (t)


August 1, 2003


David Stigler
182 Woodford Hills Drive
Avon, CT  06001

Dear David,

This letter reflects our mutual agreement regarding your leaving employment with ADVO, Inc. We have agreed as follows:

1. If you sign and return this Agreement, you will be entitled to the following severance benefits.

      - You will be retained on the active payroll through October 31, 2003 to provide any transitional services as requested by ADVO, Inc.

      - Your inactive pay status shall begin on November 1, 2003 and continue until October 31, 2005, unless you find other employment. During this period, medical, dental and life insurance will continue. All other fringe benefits will cease as of October 31, 2003.

      - Your car allowance of $450 per month shall continue until October 31, 2005, unless you find other employment.

      - In accordance with plan provisions, you will be eligible for 2003 bonus award, based upon Company performance, but not for subsequent years. For purposes of this agreement and if a bonus is paid, you will be credited with the full 30% of the bonus payment that is linked to your personal objectives

      - You will no longer be eligible to receive any grants of options. You will continue to vest all stock options already granted, according to their terms, as long as you remain on inactive pay status. After you leave such status, you will no longer vest any options and you will have three (3) months within which to exercise any vested options.

      - You will receive a special payment in the amount of $16,000 (before applicable payroll taxes) that is intended to assist you in your job search activities.

      - As per policy, you will receive the Retirement Recognition Award of $7,500 (net, grossed up)

2. If you obtain employment during your inactive pay status, you are required to notify ADVO, Inc. immediately. At such time, you will be paid in a lump sum payment the balance of the amounts unpaid under paragraph 1 above, less necessary withholding, and all benefits shall cease at that time.
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3.    At the end of the transitional period, you will return to ADVO, Inc.
      company credit cards, and all other company property in your possession.

4. After your inactive pay status ends, ADVO, Inc. will not contest on the basis of termination, any application which you make for unemployment compensation at the appropriate agency as long as all other aspects of the application are accurate.

5. Soon after your inactive pay period, you will receive notification of your right under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. You will have up to thirty-one (31) days to convert your group basic and universal life insurance to an individual policy basis. You will receive the written COBRA notice from the Corporate Benefits Department and may inquire to them about details regarding these privileges at (860) 285-6307.

6. In consideration for the extra benefits and payments described in this letter, which are in addition to those to which you are contractually entitled, you hereby release, and forever discharge ADVO, Inc., its subsidiaries and affiliated corporations, and all of their past, present, and future directors, officers, agents, employees, and stockholders, and their respective successors, assigns, and legal representatives, of and from all claims of any kind, known or unknown, which you now have or ever had against them or any of them, including, without limitation claims relating to your employment by them or any of them and claims relating to the cessation of that employment, including, by way of example only, claims for wrongful discharge, breach of contract or other common law claims, or under any Federal, State or local statute or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000e et. seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. seq.; the Age Discrimination in Employment Act as amended: 29 U.S.C. 621 et seq. and the Civil Rights Act of 1991, and any claims for attorney's fees, expenses, or costs of litigation. However, this release shall not apply to any claims arising after the date of your signing of this letter, nor shall it apply to any claims by you to enforce the provisions of this letter.

7. Also in consideration for the extra benefits and payments described in this letter, you promise not to disparage or otherwise reflect negatively upon the Company, its personnel or its business practices. You also promise not to disclose the terms of this agreement to any other person or entity except for the tax authorities, and your immediately family, accountants and attorneys, each of whom you will advise of the confidential nature of this Agreement. Any violation of this provision shall be a material breach of this agreement and will be grounds for its unilateral termination by the Company.

8. ADVO agrees not to disparage or reflect negatively upon you and your service with ADVO. All job reference requests should be directed by Gary Mulloy or Ed Harless, and all responses shall be positive.

9. This agreement supersedes all other agreements or understandings, written or oral that you have with ADVO.
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10.   You acknowledge that you have read this agreement carefully and fully understand its terms. BY THIS LETTER, YOU ARE BEING ADVISED TO SEEK COUNSEL AND, BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO DO SO, AND ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND KNOWINGLY.

11. Please signify your acceptance of this agreement by signing and returning a copy to me. You have up to twenty-one (21) days to sign this agreement and return it to me. Thereafter, you may revoke your acceptance by sending me notice in writing within seven (7) days after you sign this letter. This letter will become a legally binding document only if the seven (7) day revocation period passes and you have not revoked your agreement as described in the preceding sentence.

I will serve as your point of contact regarding all provisions of this agreement, including without limitation, medical benefits and expenses to assure timely and prompt payment to you.

If you have any questions about this letter, please discuss them with me promptly.

Sincerely,

/s/ EDWIN L. HARLESS
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    Edwin L. Harless

                                     Agreed and accepted this

                                     21st of August, 2003

                                     /s/ DAVID STIGLER
                                     -----------------
                                         David Stigler